Exhibit 99.1

Media inquiries:

Christen Graham

Warner Communications

christen@warnerpr.com

978-526-1960

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

aclegg@nighthawkrad.net

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Expansion of Service

Offerings Through Acquisition of Midwest Physician Services, LLC.

Company to Host Conference Call on Tuesday, July 17, 2007

Acquisition Overview Presentation Available on Company Web Site

Coeur d’Alene, Idaho, July 16, 2007 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of solutions to radiology groups across the United States, today announced the acquisition of Midwest Physician Services, LLC, the business services division of St. Paul Radiology. With this acquisition, NightHawk expands its service offering and now provides the broadest suite of integrated radiology solutions available – professional services, clinical workflow technology, and now business services. The acquisition further distinguishes NightHawk as the leading provider of radiology solutions.

The new business unit, NightHawk Business Services, will provide its radiology group customers with revenue cycle management, facilities and human resources management, transcription, and other services required to effectively operate a radiology practice. The combination of these business services with NightHawk’s professional services and clinical workflow technology will provide a powerful competitive advantage for NightHawk.

As part of the transaction, St. Paul Radiology P.A. has signed a long-term agreement for business services with NightHawk which will also include the use of NightHawk’s Talon clinical workflow technology. St. Paul Radiology is one of the country’s largest diagnostic imaging and interventional radiology providers, servicing more than 40 hospitals and imaging centers. Growth of St. Paul Radiology’s professional services will also benefit NightHawk under this arrangement as NightHawk will receive a fee for the business services provided based on a percentage of St. Paul Radiology’s revenue.

“This acquisition allows us to expand our service offerings and is consistent with our mission to offer radiology group customers a complete range of solutions to fulfill all of their needs,” said Dr. Paul Berger, NightHawk Chairman and Chief Executive Officer. “The business services operations we are acquiring are state-of-the-art, highly efficient, and led by a great team. We believe these services will meet or exceed the needs of radiology groups seeking to reduce the administrative burdens of their practices, allowing them to focus on growing their operations and improving their efficiencies, all while enhancing the quality of patient care.”

NightHawk will market its newly acquired business services operations under the name NightHawk Business Services to both its existing and potential customers across the country. This represents a significant growth opportunity for NightHawk, including cross-selling opportunities to the more than 700 customers the company currently serves.

“St. Paul Radiology is one of the country’s largest and most progressive radiology groups and we believe this partnership presents a great opportunity to leverage the strengths of both companies to drive increased efficiencies throughout the industry,” said Tim Mayleben, NightHawk Executive Vice President and Chief Operating Officer. “The acquired business will be operated as a separate service offering. It presents minimal integration risks and will not involve any office or personnel relocations or management changes. Most importantly, this acquisition provides a key component of our integrated radiology services platform which includes professional services, clinical workflow solutions, and now business services.”

“We couldn’t be happier to join the NightHawk team, which is known throughout the industry as a pioneer in transforming the practice of radiology, improving patient care and increasing efficiencies,” said Mark Kleinschmidt, Chief Executive Officer of Midwest Physician Services. “We look forward to providing valuable business services to radiology groups across the country.”

As part of the transaction, NightHawk also obtains Emergency Radiology Services, LLC, the off-hours emergency teleradiology division of St. Paul Radiology. These teleradiology customer contracts will become part of NightHawk’s core business.

NightHawk paid $62.5 million in cash for the acquisition of both companies, along with a warrant entitling St. Paul Radiology to purchase 300,000 shares of NightHawk common stock. The purchase was financed as part of a larger debt facility the company recently completed. For the remainder of 2007, the new business services division is estimated to contribute approximately $8 million to $9 million in revenue and be accretive to adjusted earnings per share by $0.01 to $0.02. In 2008, this transaction is estimated to add $16 million to $18 million in revenue and $0.06 to $0.07 in adjusted earnings per share.

Conference Call and Materials

NightHawk Radiology Services will hold a conference call tomorrow July 17, 2007 to discuss the acquisition at 9:00 A.M. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.nighthawkrad.net. Participants can also access the call by dialing 800-366-7417 (within the United States and Canada), or 303- 262-2138 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (PT) on August 8, 2007. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11093847. A presentation further detailing the transaction is available on the company’s website within the Investor Relations section.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is the nation’s leading provider of professional radiology solutions. NightHawk is leading the transformation of the professional practice of radiology by providing high-quality, cost-effective radiology services to radiology groups and hospitals throughout the United States. NightHawk’s suite of solutions, including its advanced, proprietary workflow technology, is reshaping the way radiology groups practice by increasing efficiencies and improving the quality of patient care. With its team of U.S. board certified, state-licensed and hospital-privileged physicians, NightHawk services medical groups twenty-four hours a day, seven days a week at over 1,350 hospitals in the U.S. from facilities located in the United States, Australia and Switzerland.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits and accretive nature of NightHawk’s acquisition of Midwest Physicians Services, Inc. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in NightHawk’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”